Exhibit 10.34
FORM OF EXTERRAN HOLDINGS, INC. AWARD NOTICE
TIME-VESTED STOCK-SETTLED RESTRICTED STOCK UNITS
Exterran Holdings, Inc. (the “Company”), has granted to you, ____________ (the “Participant”), restricted stock units under the Exterran Holdings, Inc. 2007 Stock Incentive Plan (the “Plan”). All capitalized terms not explicitly defined in this Award Notice but defined in the Plan shall have the same meaning ascribed to them in the Plan.
The main terms of your Award are as follows:
     1. Award. You have been granted ____________ restricted stock units (the “Award” or “RSUs”).
     2. Grant Date. The date of this Award is _________ (the “Grant Date”).
     3. Vesting. Your Award is subject to a vesting schedule. A portion of your Award (rounded to the nearest whole number) will automatically vest on each of the dates indicated in the table below (each a “Vesting Date”). However, you must be employed by the Company or one of its Affiliates at all times from the Grant Date up to and including the applicable Vesting Date for that portion of the Award to vest. Contact Tiffany Lawrence at (281) 405-5115 with any questions concerning the vesting of your Award.

Vesting Date	Number of Shares Vested

     4. Payment. You will receive payment in the form of shares of Common Stock, which will be issued to you in book entry form as soon as administratively practicable following each Vesting Date.
     5. Termination of Employment. If your employment with the Company or an Affiliate terminates for any reason (other than as a result of death or Disability), the unvested portion of your Award will be automatically forfeited on the date of such event unless the Compensation Committee directs otherwise. If your employment with the Company terminates as a result of your death or Disability, the unvested portion of your Award will immediately vest in full and all restrictions applicable to your Award will cease as of that date.
     6. Stockholder Rights. You will not have the right to vote the shares of Common Stock underlying your RSUs or enjoy any other stockholder rights, or have the right to any dividends paid with respect to the shares of Common Stock underlying your RSUs, prior to the Company’s issuance of such shares of Common Stock following the applicable Vesting Date.
     7. Non—Transferability. Prior to vesting, you cannot sell, transfer, pledge, exchange or otherwise dispose of your RSUs (except by will or the laws of descent and distribution).

     8. No Right to Continued Employment. Nothing in this Award Notice guarantees your continued employment with the Company or its Affiliates or interferes in any way with the right of the Company or its Affiliates to terminate your employment at any time.
     9. Data Privacy. You consent to the collection, use, processing and transfer of your personal data as described in this paragraph. You understand that the Company and/or its Affiliates hold certain personal information about you (including your name, address and telephone number, date of birth, social security number, social insurance number, etc.) for the purpose of administering the Plan (“Data”). You also understand that the Company and/or its Affiliates will transfer this Data amongst themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or its Affiliates may also transfer this Data to any third parties assisting the Company in the implementation, administration and management of the Plan. You authorize them to receive, possess, use, retain and transfer the information, in electronic or other form, for these purposes. You also understand that you may, at any time, review the Data, require any necessary changes to the Data or withdraw your consent in writing by contacting the Company. You further understand that withdrawing your consent may affect your ability to participate in the Plan.
     10. Withholding. Your Award is subject to applicable income tax, social insurance, or social security withholding obligations, and the Company and its Affiliates may, in their sole discretion, withhold a sufficient number of shares of Common Stock that are otherwise issuable to you pursuant to your Award to satisfy any such withholding obligations. If necessary, the Company reserves the right to withhold from your regular earnings an amount sufficient to meet the withholding obligations.
     11. Plan Governs. This Award Notice is subject to the terms of the Plan, a copy of which is available on the Company’s website or which will be provided to you upon written request addressed to Exterran Holdings, Inc., Stock Plan Administration, 12001 N. Houston Rosslyn, Houston, TX 77086. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be promulgated and adopted pursuant to the Plan, are hereby incorporated into this Award Notice, without regard to whether such terms and conditions are not otherwise set forth in this Award Notice. In the event of a discrepancy between this Award Notice and the Plan, the Plan shall govern.
     12. Participant Acceptance. If you do not accept the Award or the terms of the Award, you must notify the Company in writing at the address provided above within thirty (30) days of delivery of this Award Notice. Otherwise, the Company will deem the Award and the terms of the Award to be accepted by you.

EXTERRAN HOLDINGS, INC.
By:
Stephen A. Snider
President and Chief Executive Officer